Exhibit 2.8

SECOND SUPPLEMENTAL TRUST DEED
DATED 29 MAY 2024
VEON HOLDINGS B.V.
as Issuer

and
CITIBANK, N.A., LONDON BRANCH
as Trustee

relating to the

U.S.$ 908,775,000 3.375% Senior Unsecured Notes due 2027

issued under the U.S.$6,500,000,000 Global Medium Term Note Programme

ALLEN & OVERY LLP LONDON
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CONTENTS
Clause    Page
2.    Terms and Conditions    2
3.    Modifications to the Conditions    2
4.    Execution    3
5.    Costs and Expenses    3
6.    Securities Act    3
7.    Severability    3
8.    Contracts (Rights of Third Parties) Act 1999    3
9.    Governing Law    4
10.    Submission to Jurisdiction    4

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THIS DEED is made on 29 May 2024
BETWEEN:
(1)VEON HOLDINGS B.V. (the Issuer); and
(2)CITIBANK, N.A., LONDON BRANCH (the Trustee).
WHEREAS:
(A)This Deed is supplemental to the trust deed dated 7 September 2021 (the Trust Deed) relating to a Global Medium Term Note Programme (the Programme) and made between the Issuer and the Trustee and constituting the Notes.
(B)Concurrently with the execution of this Deed, the Issuer issued the U.S.$ 908,775,000 3.375% Senior Unsecured Notes due 2027 (the Notes) under the Programme.
(C)By way of background, a meeting of the holders of the U.S.$1,250,000,000 3.375% Senior Unsecured Notes due 25 November 2027 (Regulation S ISIN: XS2252958751 / Rule 144A: ISIN: US91823N2A05) (together, the Original Notes and holders of such Original Notes, the Original Noteholders) convened by the Issuer on 18 April 2024 (the Noteholder Meeting), the Original Noteholders resolved by an Extraordinary Resolution of each issuance of the Original Notes respectively (each, an Extraordinary Resolution) to, inter alia, (i) acknowledge and agree that any non-payment by the Issuer of any amount under the terms and conditions of all Original Notes which were also Renounced Notes, Remaining DTC Notes and/or Remaining Euroclear/Clearstream Notes (as applicable) and the cancellation of all Original Notes which were also Renounced Notes, Remaining DTC Notes and/or Remaining Euroclear/Clearstream Notes (as applicable) does not and, when effected, will not amount to any breach of the terms and conditions of the relevant Original Notes or any Potential Event of Default or an Event of Default (as such terms are defined in the terms and conditions of the relevant Original Notes); (ii) (1) waive any breach of Condition 4(b)(i) of the terms and conditions of the relevant Original Notes and clause 14.1(d) of the trust deed constituting the relevant Original Notes, due to the Issuer failing to furnish the Trustee with its audited consolidated financial statements for the year ended 31 December 2023 in accordance with the terms of the relevant trust deed, and agree that such breach shall not give rise to or be treated as an Event of Default under Condition 10(a)(iii) of the terms and conditions of the relevant Original Notes, provided in each case that the Issuer shall use its reasonable best efforts to provide such audited consolidated financial statements to the Trustee by 31 December 2024; and (2) waive any breach of Condition 4(b)(i) of the terms and conditions of the relevant Original Notes and clause 14.1(d) of the trust deed constituting the relevant Original Notes, due to the Issuer failing to furnish the Trustee with its audited consolidated financial statements for the year ended 31 December 2024 in accordance with the terms and conditions of the relevant Original Notes and the terms of the trust deed constituting the relevant Original Notes, and agree that such breach shall not give rise to or be treated as an Event of Default under Condition 10(a)(iii) of the terms conditions of the relevant Original Notes, provided the Issuer provides such audited consolidated financial statements of the Issuer for the year ended 31 December 2024 to the Trustee by 31 December 2025; and (iii) in the case of the acknowledgments, agreements and waivers in (i) and (ii)

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above, acknowledge and agree that such acknowledgements, agreements and waivers shall also be reflected in the terms and conditions of the Notes, as further described in the consent solicitation memorandum dated 18 April 2023 (the Consent Solicitation Memorandum).
(D)Pursuant to the Extraordinary Resolutions, the Original Noteholders have resolved to direct, authorise, request and empower the Trustee to enter into this Deed.
NOW THIS DEED WITNESSES AND IT IS AGREED AND DECLARED as follows:
1.DEFINITIONS AND INTERPRETATION
Terms defined in the Trust Deed and/or the Consent Solicitation Memorandum and not otherwise defined herein shall, unless there is anything in the subject or context inconsistent therewith, have the same meaning in this Deed.
1.TERMS AND CONDITIONS
The terms and conditions of notes to be issued under the Programme on and from 7 September 2021 were set out in the Offering Circular dated 7 September 2021 relating to the Programme, and Schedule 1 (Terms and Conditions of the Notes) to the Trust Deed. The parties to this Supplemental Trust Deed agree that the terms and conditions of the Notes (the Conditions), as set out in Schedule 1 of the Trust Deed, will be amended as provided for in clause 3 of this Supplemental Trust Deed.
2.MODIFICATIONS TO THE CONDITIONS
In accordance with the Extraordinary Resolution, with effect on and from the date of this Supplemental Trust Deed, the Conditions are hereby modified as follows:
1.1A new Condition 10(d) shall be inserted immediately after Condition 10(c) as follows (and the existing Conditions shall be re-numbered accordingly):
“(d)    No default in respect of Original Notes
Notwithstanding anything to the contrary in these Conditions, (i) any non-payment by the Issuer of any amount under the terms and conditions in respect of its (i) U.S.$1,000,000,000 4.00 per cent. Senior Notes due 9 April 2025 (Regulation S Notes ISIN: XS2058691663 / Rule 144A Notes ISIN: US92334VAA35), (ii) RUB20,000,000,000 6.30% Senior Unsecured Notes due 18 June 2025 (Regulation S Notes ISIN: XS2184900186 / Rule 144A Notes ISIN: XS2184900269), (iii) RUB10,000,000,000 6.50% Senior Unsecured Notes due 11 September 2025 (Regulation S ISIN: XS2226716392 / Rule 144A: ISIN: XS2226712995), (iv) RUB20,000,000,000 8.125% Senior Unsecured Notes due 16 September 2026 (Regulation S ISIN: XS2343532508 / Rule 144A: ISIN: XS2343534462) and (v) U.S.$1,250,000,000 3.375% Senior Unsecured Notes due 25 November 2027 (Regulation S ISIN: XS2252958751 / Rule 144A: ISIN: US91823N2A05) (together, the "Original Notes") and (ii) any cancellation by the Issuer of any Original Notes, in each case, does not and will not, amount to any breach of these Conditions or any Potential Event of Default or Event of Default.”

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2.1A new Condition 10(e) shall be inserted immediately after new Condition 10(d) as follows (and the existing Conditions shall be re-numbered accordingly):
“(e)    Delivery of audited consolidated financial statements for the years ended 31 December 2023 and 31 December 2024
Notwithstanding anything to the contrary in these Conditions, (i) any failure by the Issuer to furnish the Trustee with its audited consolidated financial statements for the year ended 31 December 2023 in accordance with the terms of Condition 4(b)(i) and clause 14.1(d) of the Trust Deed and (ii) to furnish the Trustee with its audited consolidated financial statements for the year ended 31 December 2024 in accordance with the terms of Condition 4(b)(i) and clause 14.1(d) of the Trust Deed, in each case, does not and will not, amount to any breach of Condition 4(b)(i) and clause 14.1(d) of the Trust Deed and shall not give rise to or be treated as an Event of Default under Condition 10(a)(iii), provided (A) in respect of its audited consolidated financial statements for the year ended 31 December 2023, the Issuer shall use its reasonable best efforts to provide to the Trustee such audited consolidated financial statements of the Issuer for the year ended 31 December 2023 by 31 December 2024 and (B) in respect of its audited consolidated financial statements for the year ended 31 December 2024, the Issuer provides to the Trustee such audited consolidated financial statements of the Issuer for the year ended 31 December 2024 by 31 December 2025.”
3.EXECUTION
This Deed may be executed and delivered in any number of counterparts, all of which, taken together, shall constitute one and the same deed and any party to this Deed may enter into the same by executing and delivering a counterpart.
4.COSTS AND EXPENSES
The Issuer shall pay or discharge all costs, charges and expenses (including legal fees) properly incurred by the Trustee in relation to the preparation and execution of this Deed.
5.SECURITIES ACT
Any Noteholder who is, as of the Issue Date, both a U.S. person (as defined in Regulation S under the United States Securities Act of 1933, as amended (the Securities Act) or a QIB (as defined in Rule 144A under the Securities Act) shall not, beginning on such date, offer, sell or transfer its Notes except in a transaction that would comply with the transfer restrictions pursuant to Rule 144A and sales of any Notes held pursuant to Regulation S under the Securities Act may not be made to U.S. persons, and may only be made (i) outside the United States pursuant to Rule 903 and 904 of Regulation S or (ii) to QIBs in transactions pursuant to Rule 144A or another exemption available under the Securities Act, until the expiry of the period of 40 days after the Issue Date.
6.SEVERABILITY
Any provision of this Deed which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability

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without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, each of the parties hereto waives any provision of law, but only to the extent permitted by law, which renders any provision of this Deed prohibited or unenforceable in any respect.
7.CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999
A person who is not a party to this Deed has no right, whether under the Contracts (Rights of Third Parties) Act 1999 or otherwise, to enforce any term of this Deed.
8.GOVERNING LAW
This Deed and any non-contractual obligation, matter, claim or dispute arising out of or in connection with it are governed by, and shall be construed or determined (as the case may be) in accordance with, English law.
9.SUBMISSION TO JURISDICTION
9.1The courts of England shall have jurisdiction to settle any dispute, controversy, claim or difference of whatever nature howsoever arising out of or in connection with these presents or any supplement, modifications or additions thereto, (including any dispute regarding the existence, validity, interpretation, performance, breach, termination or enforceability of these presents and any dispute relating to non-contractual obligations arising out of or in connection with these presents) and accordingly any legal action or proceedings arising out of or in connection with these presents (Proceedings) may be brought in such courts. The parties hereto waive any objection to Proceedings in such courts whether on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum. This Clause 12.1 is for the benefit of the Trustee and nothing in this Clause 12.1 prevents the Trustee from taking Proceedings in any other courts with jurisdiction. To the extent allowed by law, the Trustee may take concurrent Proceedings in any number of jurisdictions.
9.2The Issuer agrees that the process by which any proceedings in England are begun may be served on it by being delivered to Law Debenture Corporate Services Limited (the Process Agent) or to such other person with an address in England or Wales and/or at such other address in England or Wales as the Issuer may specify by notice in writing to the Trustee.
9.3If the Process Agent is not or ceases to be effectively appointed to accept service of process in England on the Issuer's behalf the Issuer shall immediately appoint a further Person in England to accept service of process on its behalf and provide notice thereof to the Trustee. If within 15 days of notice from the Trustee requiring the Issuer to appoint a Person to accept service of process in England on its behalf, the Issuer fails to do so, the Trustee (at the expense of the Issuer) shall be entitled to appoint such a Person by written notice to the Issuer.
9.4Nothing in Clauses 12.2 or 12.3 shall affect the right of any party hereto to serve process in any other manner permitted by law.

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9.5To the extent the Issuer or any of its respective properties, assets or revenues may have or may hereafter become entitled to, or have attributed to it, any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding, from the giving of any relief in any such legal action, suit or proceeding, from set-off or counterclaim, from the competent jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any competent jurisdiction in which proceedings may at any time be commenced, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with these presents or any of the transactions contemplated hereby or thereby, the Issuer hereby irrevocably and unconditionally waives, and agrees not to plead or claim, any such immunity and consent to such relief and enforcement.
IN WITNESS whereof this Deed has been executed as a deed by the Issuer and the Trustee and delivered on the date first stated on page 1.

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SIGNATORIES
The Issuer
EXECUTED as a DEED by
VEON HOLDINGS B.V.
acting by:
/s/ Kaan Terzioğlu             /s/Maciej Wojtaszek          /s/Bruce Leishman
Director                 Director Director

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The Trustee
EXECUTED as a DEED by                )
CITIBANK, N.A. LONDON BRANCH         )
acting by:                        )
/s/Stuart Sullivan
Vice President

In the presence of:
/s/David Rowlandson
Vice President

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